Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made this 30th day of September 2005.

BETWEEN:

EDWARD CLUNN
12236 McMyn Avenue
Pitt Meadows, BC V3Y 1C8
(the “Vendor”)
AND:

INFOTEC BUSINESS STRATEGIES INC.
#150 - 1152 Mainland Street
Vancouver, BC V6B 2X4
(the “Purchaser”)
AND:

INFOTEC BUSINESS SYSTEMS, INC.
50 West Liberty Street, Suite 880
Reno, Nevada 89501
(the “Coven tor”)

BACKGROUND

A.	The Vendor carries on the business of filming and editing of video and digital media (the “Vendor’s Business”).

B.
The Vendor has agreed to sell, and the Purchaser has agreed to purchase, subject to certain exceptions listed in this Agreement, all the property, assets and undertaking of the Vendor’s Business, as a going concern, on the terms and subject to the conditions provided in this Agreement.

C.
The Coven tor is the sole shareholder of the Purchaser, and has become party to this Agreement for the purpose of jointly and severally covenanting with the Purchaser to pay the purchase price to the Vendor in the manner provided in this Agreement.

D.
It is the intention of the parties hereto that: (i) this Agreement shall formalize the terms and conditions of an agreement reached between the parties on September 12, 2005; (ii) Purchaser shall all rights and interest in and to the Vendor's business in exchange solely for shares of Infotec's Common Stock, set forth below, (the "Exchange"); (iii) the Vendor, at his discretion be able to effect the purchase and sale to the Purchaser in a tax free exchange, and if and as when requested by the Vendor, for the Purchaser to make a joint election with the Vendor in accordance with Section 85 of the Income Tax Act; and (iv) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act") and under the applicable securities laws of the state or jurisdiction where the Vendor resides.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with the others as follows:

1.	Purchase and Sale of Assets

1.1	Description of Assets

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, as a going concern at closing, the undertaking and all the property and assets of the Vendor’s Business of every kind and description wherever situate (except as provided in section 1.2), including, without limiting the foregoing:

(a)	the leasehold property, interests in the leasehold property and the improvements, appurtenances and fixtures on the leasehold property (the “Leasehold Property”);

(b)	the machinery and equipment (the “Machinery and Equipment”) described in the Schedule of Machinery and Equipment.;

(c)
the benefit of all unfilled orders received by the Vendor in connection with the Vendor’s Business, and all other contracts, engagements or commitments, whether written or oral, to which the Vendor is entitled in connection with the Vendor’s Business (the “Material Contracts”), and in particular all right, title and interest of the Vendor in, to and under the material agreements and contracts;

(d)
all right and interest of the Vendor to all registered and unregistered trademarks, trade or brand names, copyrights, designs, restrictive covenants and other industrial or intellectual property used in connection with the Vendor’s Business (the “Intangible Property”), including, without limitation, the intangible property;

(e)	the prepaid expenses (the “Prepaids”); and

(f)
the goodwill of the Vendor’s Business and the right of the Purchaser to represent itself as carrying on the Vendor’s Business in continuation of and in succession to the Vendor and the right to use the name “Stream Horizon Media” or any variation thereof as part of or in connection with the Vendor’s Business (the “Goodwill”);

all of which are collectively called the “Assets”.

1.2	Exclusions

Cash on hand or on deposit, all accounts and amounts receivable and all other current assets except and unless specifically set out in section 1.1 shall be specifically excluded from the purchase and sale in this Agreement, and from the Assets.

2.	Purchase Price, Payment and Exchange

2.1.	Purchase Price

The purchase price payable by the Purchaser to the Vendor for the Assets will be the fair market value of the Assets as at the Closing Date. Subject to any adjustment pursuant to other sections of this Agreement, the fair market value of the Vendor's Business as at the Closing Date and allocations of fair market value to the Assets are as set out in Schedule II.

2.2.	Payment of the Purchase Price

The purchase price shall be paid and satisfied in full by the Purchaser allotting and issuing to the Vendor as set forth in Schedule II, 5,000,000 Class A Non-Voting Preferred shares in the capital stock of the Purchaser having no par value (the “Preferred Shares”) so that the aggregate redemption price of the shares so issued to the Vendor is equal to the purchase price. (For the purpose of this Agreement, each person listed in Schedule II, as an allottee of the Preferred Shares shall be referred to as a “Shareholder” and together such Shareholders are collectively referred to as the “Shareholders”). A Shareholder's allocation from the Preferred Shares as set out in Schedule II shall be referred to as the “Shareholder's Preferred Shares”)

2.3	Coven tor Exchange

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Coven tor, and the Coven tor agrees to purchase from the Vendor, the Preferred Shares, on the Closing Date (as hereinafter defined), for an aggregate 5,000,000 shares of Infotec's Common Stock, $0.001 par value (the "Infotec Shares") as set forth in Schedule II on an undiluted basis. The number of shares of the Preferred Stock allocated to each Shareholder and the number of Infotec Shares which the Shareholder will be entitled to receive in the Exchange (the “Shareholder's Infotec Shares”) is set forth in Schedule II.

2.4.	Election for Rollover

Where a Shareholder executes the form of escrow agreement attached hereto as Exhibit A (the “Escrow”) before the time of the closing set out in section 12.1 (hereafter referred to as an “Electing Shareholder”), the closing date for the purchase and sale of the Electing Shareholder's Shareholder's Preferred Shares pursuant to section 2.3 shall be determined in accordance with the terms and conditions of the Escrow as follows:

(a)
on the Closing Date, the Coven tor shall issue the Infotec Shares in the name of the Electing Shareholders, subject to the Escrow with its attorney or such attorney it, at its sole discretion shall appoint as the escrow agent (the “Escrow Agent”);

(b)
on the Closing Date, the Electing Shareholders will deliver to the Escrow Agent, the certificates representing their Shareholder's Preferred Shares, duly endorsed (or with executed stock powers) so as to make the Coven tor the sole owner thereof upon exchange;

(c)
at such time as each Electing Shareholder shall determine after the Closing Date, the Electing Shareholder may exchange their Shareholder's Preferred Shares for the Infotec Shares provided however that any such exchange shall be accompanied by a letter from the Electing Shareholder, requesting exchange pursuant to this section 2.4 and that the number of shares of the Infotec Shares shall be issued to the Electing Shareholder shall be that portion of the Infotec Shares that the number of the Shareholder's Preferred Shares exchanged pursuant to this paragraph 2.2(c) is of the number of the Shareholder's Preferred Shares issued to the Electing Shareholder pursuant to this Agreement (the “Exchanged Infotec Shares”); and

(d)
where the Electing Stockholder has complied with the terms of this section 2.4, the Exchanged Infotec Shares shall be released and removed from Escrow and delivered forthwith to him in his name and the such portion of the Shareholder's Preferred Shares are are exchanged therefor, shall be released and removed from Escrow and delivered to the Coven tor in its name.

3.	Income Tax Elections and Escrow

3.1.	Income Tax Elections

The Vendor and the Purchaser will elect, if and when the Vendor shall so request, to the extent that the purchase price of any of the Assets, is greater than the Cost Amount (as set out in Schedule II) of that Asset in the prescribed manner and within the prescribed time pursuant to the provisions of Section 85 of the Income Tax Act, to effect the transfer of all such Assets at an Agreed Amount (as set out in Schedule II) equal to the best estimate of the Cost Amount of the these Assets or such other amounts as the parties may agree as set forth in Schedule II and, if applicable, to the relevant election form.

3.2	Adjustment of Agreed Amount

The Vendor and Purchaser hereby declare that the estimate of the purchase price set forth in Schedule II has been chosen since it is the intent of the Vendor and the Purchaser that the sale take place at fair market value determined in a fair and reasonable manner, and that no gift or other monetary benefit be conferred by one of them upon any other person by virtue of the purchase and sale of the Assets. It is further understood and agreed that for the purposes of the Income Tax Act the Assets are to be transferred for proceeds of disposition equal to their respective Cost Amount at the time of the purchase and sale. In the event that any taxing authority having jurisdiction alleges that the deemed proceeds of disposition or the Cost Amount of any Asset under Section 85 of the Income Tax Act is different that the elected amount of the Cost Amount disclosed in the election referred to in section 3.1, the Vendor and the Purchaser shall file an amended Section 85 election in which the elected amount for the purchased Share will be the amount the parties shall decide upon in consultation with the taxing authority so as to ensure the aggregate capital gains are less than or equal to the capital gains in excess of the Cost Amount. The redemption amount of the Preferred Shares shall be adjusted accordingly.

4.	Liabilities

4.1	Exclusions

The Vendor agrees that it is solely responsible for all direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise of the Vendor's Business, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined as the "Liabilities").

4.2	Other Obligations

On and after closing the Purchaser shall assume, perform and discharge all obligations arising after closing under the Material Contracts (except as provided in section 4.3) and all other contracts, commitments or engagements which are entered into by the Vendor between the date of this Agreement and closing in the ordinary course of the Vendor’s Business and which are not prohibited by this Agreement or are consented to in writing by the Purchaser, and the Purchaser shall indemnify and save the Vendor harmless from all claims, demands, suits and actions under the Material Contracts in respect of events after closing.

4.3	Exclusions

There will be specifically excluded from the Material Contracts and other contracts, commitments and engagements assumed by the Purchaser, the following:

(a)	___n/a__________________; and

(b)	___n/a___________________.

5.	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

5.1	Capacity to Sell

The Vendor is an individual residing in the province of British Columbia, and has the power and capacity to own and dispose of the Assets and to carry on the Vendor’s Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

5.2	Authority to Sell

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

5.3	Sale Will Not Cause Default

Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement will:

(a)
give any person the right to terminate, cancel or remove any of the Assets, except to the extent that the consent of any third party is required to assign the Leasehold Property and the Material Contracts; or

(b)
result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than British Columbia Social Service Tax, if any, payable by the Purchaser in connection with the purchase and sale.

5.4	Assets

The Vendor owns and possesses and has a good marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims except as incorporated in paragraph 1.1(c).

5.5	Books and Records

The books and records of the Vendor fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles in Canada, the financial position of the Vendor and all material financial transactions of the Vendor relating to the Business have been accurately recorded in those books and records.

5.6	Financial Statements

The management prepared financial statements (the “Statements”) of the Vendor for the six month period ended June 30, 2005, copies of which are attached as the Schedule of Financial Statements, have been prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with those of previous fiscal years and present fairly and correctly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Vendor as of the date of the balance sheet included in the Statements, and the sales and earnings of the operations of the Vendor during the period covered by the Statements.

5.7	Material Change

Since the date of the balance sheet included in the Statements there has not been:

(a)	any material change in the financial condition of the Vendor’s Business, its liabilities or the Assets other than changes in the ordinary course of business, none of which has been materially adverse;

(b)	any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Assets or the Vendor’s Business;

(c)
any material increase in the compensation payable or to become payable by the Vendor to any of its employees, contractors or agents or any bonus, payment or arrangement made to or with any of them, except increases agreed to in writing by the Purchaser.

5.8	Litigation

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to the Vendor, the Vendor’s Business or any of the Assets, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

5.9	Conformity with Laws

All governmental licenses and permits required for the conduct in the ordinary course of the operations of the Vendor’s Business and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit, including those regulating the discharge of materials into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, the Assets have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party.

5.10	Terms of Employment

The Vendor is not a party to any collective agreement relating to the Vendor’s Business with any labour union or other association of employees, and no part of the Vendor’s Business has been certified as a unit appropriate for collective bargaining.

5.11	Material Contracts

The Schedule of Material Contracts contains a true and correct listing of each written or oral contract of the following types to be acquired or assumed by the Purchaser:

(a)	contracts or commitments out of the ordinary course of business;

(b)	contracts or commitments involving an obligation to pay in the aggregate $1,000 or more or of a duration greater than one year;

(c)	contracts or commitments affecting ownership of, or title to, or any interest in real estate or in personal property;

(d)	contracts or commitments in respect of the Intangible Property;

(e)
except as required by statute or regulation, contracts or commitments in respect of bonuses, incentive compensation, pensions, group insurance or employee welfare plans, all of which are fully funded as determined by an independent and reputable firm of actuaries employed by the Vendor;

(f)	employment contracts or commitments other than unwritten employment contracts of indefinite duration entered into in the ordinary course of the Vendor’s Business.

5.12	No Defaults

Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement there has not been any default in any obligation to be performed under any Material Contract, each of which is in good standing and in full force and effect, unamended, except as set forth in the Schedule of Material Contracts.

5.13	Accuracy of Representations

No certificate furnished by or on behalf of the Vendor to the Purchaser at closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the certificate not misleading.

5.14	Canadian Resident

The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act.

6.	Covenants of the Vendor

6.1	Conduct of Business

Until closing, the Vendor shall conduct the Vendor’s Business diligently and only in the ordinary course and will use its best efforts to preserve the Assets intact, to keep available to the Purchaser its present employees and to preserve for the Purchaser its relationship with its suppliers, customers and others having business relations with it.

6.2	Access by Purchaser

The Vendor shall give to the Purchaser and Purchaser’s counsel, accountants and other representatives full access, during normal business hours throughout the period prior to closing, to all of the properties, books, contracts, commitments and records of the Vendor relating to the Vendor’s Business and the Assets, and shall furnish to the Purchaser during that period all such information as the Purchaser may reasonably request.

6.3	Insurance

From the date of this Agreement until closing, the Vendor shall maintain in full force and effect the policies of insurance more particularly described in the Schedule of Insurance in respect of the Assets and shall forthwith cause the Purchaser to be added as a named insured under all such policies and to remain as a named insured until closing.

6.4	Procure Consents

The Vendor shall diligently take all reasonable steps required to obtain, before closing, all consents to the assignments of the Leasehold Properties, the Material Contracts and any other of the Assets for which a consent is required.

6.5	Covenant of Indemnity

The Vendor shall indemnify and hold harmless the Purchaser and Coven tor, individually and jointly, from and against:

(a)	any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at closing and which are not agreed to be assumed by the Purchaser under this Agreement;

(b)
any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Vendor under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser under this Agreement; and

(c)	any and all claims, actions, suits, demands, costs and legal and other expenses incident to any of the foregoing.

7.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

7.1	Status of Purchaser and Coven tor

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the British Columbia Company Act, has the power and capacity to enter into this Agreement and carry out its terms. The Coven tor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada, has the power and capacity to enter into this Agreement and carry out its terms.

7.2	Authority to Purchase and Exchange

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and Coven tor, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser and Coven tor enforceable against the Purchaser and Coven tor in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

8.	Covenants of the Purchaser

8.1	Offer Employment

The Purchaser covenants with the Vendor to offer employment at closing on terms and conditions then in effect to all employees of the Vendor then employed in connection with the Vendor’s Business.

8.2	Social Services Tax

The Purchaser will be liable for and shall pay all provincial sales taxes and registration charges and transfer fees properly payable upon and in connection with the sale and transfer of the Assets by the Vendor to the Purchaser.

8.3	Consents

The Purchaser shall at the request of the Vendor execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to in section 6.6 and will assist and co-operate with the Vendor in obtaining the consents.

9.	Survival of Representations, Warranties and Covenants

9.1	Vendor’s Representations, Warranties and Covenants

All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor under this Agreement or in connection with the transaction contemplated by this Agreement shall be deemed to be representations and warranties by the Vendor. All representations, warranties, covenants and agreements made by the Vendor in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Purchaser, subject to section 9.2, and shall continue in full force and effect for the benefit of the Purchaser.

9.2	Limitation on Vendor’s Indemnity

No claim by the Purchaser under the covenant of indemnity contained in section 6.5 or for damages or other relief in respect of misrepresentation or breach of warranty, covenant or agreement by the Vendor under this Agreement will be valid unless:

(a)	written notice of the claim is given by the Purchaser to the Vendor before the expiration of 30 months after closing; and

(b)	the aggregate amount of all such claims exceeds $1,000.

9.3	Purchaser’s Representations, Warranties and Covenants

All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor.

10.	Conditions Precedent to the Obligations of the Purchaser

All obligations of the Purchaser under this Agreement are subject to the fulfillment at or before closing of the following conditions:

10.1	Vendor’s Representations and Warranties

The Vendor’s representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of closing as if such representations and warranties were made at and as of such time.

10.2	Vendor’s Covenants

The Vendor will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at closing.

10.3	Consents

The Purchaser will have received duly executed copies of the consents or approvals referred to in section 6.4.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before closing by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

11.	Conditions Precedent to the Obligations of the Vendor

All objections of the Vendor under this Agreement are subject to the fulfillment, before or at closing, of the following conditions:

11.1	Purchaser’s Representations and Warranties

The Purchaser’s representations and warranties contained in this Agreement will be true at and as of closing as though such representations and warranties were made as of such time.

11.2	Purchaser’s Covenants

The Purchaser will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before closing.

Each of the foregoing conditions is for the exclusive benefit of the Vendor and any such condition may be waived in whole or part by the Vendor at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Vendor.

12.	Closing

12.1	Time of Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets will be completed at a closing to be held at 11:00 a.m., local time in Vancouver, on the 30th day of September 2005 or at such other time and date agreed upon in writing between the parties (the “Closing Date” or “Time Of Closing”).

12.2	Place of Closing

The closing shall take place at the offices of the Vendor.

12.3	Documents to be Delivered by the Vendor

At the closing the Vendor will deliver or cause to be delivered to the Purchaser:

(a)
all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser’s counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is required; and

(b)	possession of the Assets.

12.4	Documents to be Delivered by the Purchaser

At the closing the Purchaser will deliver or cause to be delivered:

(a)	the Preferred Shares; and

(b)	after the Exchange, the Infotec Shares.

13.	Risk of Loss

From the date of this Agreement to closing, the Assets will be and remain at the risk of the Vendor. If any of the Assets are lost, damaged or destroyed before closing, the Purchaser may, in lieu of terminating this Agreement under Article 10, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by closing will be assigned to the Purchaser.

14.	Uncollected Receivables

The Purchaser is not responsible for uncollected accounts or amounts receivable.

15.	Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

16.	Set-Off

If, under this Agreement or any document delivered under this Agreement, the Vendor becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Agreement, be set off against and will apply to any sum of money or security owed by the Purchaser to the Vendor until such amount has been completely set off.

17.	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with prior years.

18.	Notice

All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set forth on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

19.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

20.	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

21.	Time of the Essence

Time will be the essence of this Agreement.

22.	Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

23.	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

24.	Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

The Purchaser

_/s/ Carol Shaw ___________
By:_Carol Shaw___________
Its:_President____________

The Vendor

__/s/ Edward Clunn_____
By:_Edward Clunn_________
Its:______________________

The Coventor

_/s/ Carol Shaw ___________
By:_Carol Shaw___________
Its:_President____________

Schedule I

Allocation of Shares

Shareholder Name	Shareholder's Preferred Shares	Shareholder's Infotec Shares

Edward Clunn	2,000,000	2,000,000

Trevor Clunn	400,000	500,000

Victor Clunn	250,000	250,000

Cathy Shaw	250,000	250,000

Karl Marek	666,667	666,667

Joe Udzenija	666,667	666,667

Javan King	666,666	666,666

Jon Blake	100,000	100,000

Total Shares	5,000,000	5,000,000

Schedule II

Allocation of Amounts

The purchase price payable by the Purchaser to the Vendor for the Assets will be the fair market value of the Assets as the Closing Date. Subject to any adjustment pursuant to other sections of this Agreement, the fair market value of the Shares as at the Closing Date shall be deemed to be $872,025 in aggregate, allocated as follows:

Property	Fair Market Value	Cost Amount	Agreed Amount

Leasehold Property	$32,222	$32,222	$32,222

Machinery & Equipment	56,890	56,890	89,112

Intangible Property and Material Contracts	1,000	1	1

Goodwill	781,913	1	1

Total	$872,025	$89,114	$89,114